Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-272998 and 333-219722) on Form S-8 of Balchem Corporation and Subsidiaries of our report dated June 18, 2024, relating to our audit of the financial statement of Balchem Corporation 401(k) Plan, as of December 31, 2023, which appears in this Annual Report on Form 11-K of Balchem Corporation 401(k) Plan for the year ended December 31, 2024.

/s/ RSM US LLP

Dallas, Texas

June 24, 2025